Exihibit 99.3

FIRST COMMUNITY BANK CORPORATION

OF AMERICA

Contact: Kenneth P. Cherven
President/CEO
(727) 520-0987	April 12, 2007

NEWS

RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported after-tax income for the first quarter ended March 31, 2007 of $750,000 or $0.18 basic per share, compared to $847,000 or $0.21 basic per share for the same period in 2006. All per share information for 2006 has been adjusted to reflect the 5% stock dividend in February 2007.

A $398,000 increase in non-interest expense, related to investment in infrastructure to support growth, combined with a $77,000 increase in provision for loan losses more than offset a $277,000 increase in net interest income for the comparable period in 2006.

Total asset at March 31, 2007 were $401 million, an increase of $11 million from December 31, 2006, a 3% increase. Total assets increased by $59 million over the first quarter of the prior year, representing a 17% increase The Company’s total deposits increased by $36 million from December 31, 2006, representing a 12% increase, and increased $55 million over the first quarter of the prior year, representing an 18% increase. Total loans increased by $7 million from December 31, 2006, a 2% increase. Total loans increased by $55 million over the first quarter of the prior year, a 20% increase.

For the three-month period ended March 31, 2007, First Community reported Return on Average Assets of .77%, Return on Average Equity of 8.85% and a Net Interest Margin of 3.97%. Nonperforming assets as a percentage of total assets was .33% at the end of the period. The allowance for loan losses was 1.02% on March 31, 2007.

First Community currently operates 7 banking offices along the west coast of Florida and anticipates the opening of an additional office in the Charlotte County market during the second quarter of 2007. First Community Bank Corporation of America is traded on the NASDAQ Capital Market under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.